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[DECHERT LETTERHEAD]

                                                                  Exhibit (j)(2)


June 27, 2002


ING Lexington Money Market Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re:      ING Lexington Money Market Trust
         (File Nos. 2-57547 and 811-02701)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 30 to the Registration Statement of ING Lexington Money Market Trust (formerly Lexington Money Market Trust). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,


/s/ Dechert